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                                                                    EXHIBIT 3.95

                 AMENDED AND RESTATED ARTICLES OF INCORPORATION

                                       OF

                      TELLURIDE RESORT ACCOMMODATIONS, INC.

         The following Restated Articles of Incorporation of Telluride Resort Accommodations, Inc. (The "Corporation") were unanimously adopted on October 31, 1995, by all of the shareholders and directors Of the Corporation and are effective immediately. The following restated Articles of Incorporation supercede the original articles of incorporation and all prior amendments thereto.

                                    ARTICLE I
                                      NAME

         The name of this Corporation is TELLURIDE RESORT ACCOMMODATIONS, INC.

                                   ARTICLE II
                                    DURATION

         This period of the duration of this Corporation is perpetual.

                                   ARTICLE III
                               PURPOSES AND POWERS

         Section 1. PURPOSES. The purposes of the Corporation shall be as follows: to own, lease, operate, manage, and sell real property, facilities, and associated businesses, and any other lawful purpose.

         Section 2. POWERS. The powers of the Corporation are as follows:

                  (a)      All those powers specified in the Colorado
Corporation Code.

                  (b) The power to carry out the purposes hereinabove set forth in any state, territory, district or possession of the United States or any foreign country.

                  (c) The power to indemnify any director, officer or employee or former director, officer or employee of the Corporations or any person who may have served at its request as a directors officer or employee of another corporation in which it owns shares of capital stock, or of which it is a creditor, against expenses actually and necessarily incurred by him in connection with the defense or settlement of any action, Suit or proceeding in which he is made a part by reason of being or having been such director, officer or employee, except in relation to matters as to which he shall he adjudged in such action, suit or proceeding to be liable for gross negligence, malfeasance or misconduct in the performance of duty and except that the Corporation shall have the power to reimburse for reasonable costs of settlement only if it shall

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be found by the Board of Directors that it was in the best interests of the
Corporation that such settlement be made and that such director, officer or employee was not guilty of gross negligence, malfeasance or misconduct. Such rights of indemnification and reimbursement shall not be deemed exclusive of any other rights to which such director, officer or employee may be entitled under any applicable Bylaw, agreement vote of shareholders or otherwise.

                  (d) All other or additional powers necessary or incidental to the purposes above stated.

                                   ARTICLE IV
                                AUTHORIZED SHARES

         The aggregate number of shares which the Corporation shall have authority to issue is one million (1,000,000) shares of common stock no par value and shall be nonassessable when fully paid as such payment is required by the Board of Directors in accordance with the By-Laws of the Corporation. Fractional shares may be issued.

                                    ARTICLE V
                   CLASSES OS SHARES AND SHAREHOLDERS' RIGHTS

         Section 1. SHARES. The capital stock of the Corporation shall be "Common Stock".

         Section 2. DIVIDENDS. The holders of shares of stock in the Corporation shall be entitled to receive and the Corporation shall pay, from funds legal for the payment thereof, when and as declared by the Board of Directors, at the rate fixed by such Board, dividends thereon.

         Section 3. VOTING RIGHTS. Every holder of common stock of the Corporation shall be entitled to one vote or fraction thereof for each share of stock or fraction thereof standing in his name on the books of the Corporation. Cumulative voting is permitted. Proxies shall be permitted under such conditions as the Board of Directors may establish from time to time.

                                   ARTICLE VI
                         REGULATION OF INTERNAL AFFAIRS

         Section 1. The general management of the affairs of the Corporation shall he exercised by a Board of Directors consisting seven (7) members except and unless there be a lesser number of shareholders of record, then the number of directors shall be equal to the number of shareholders

         Section 2. The Board of Directors shall have the power to make, alter, amend or repeal the By-Laws of the Corporation.

         Section 3. No contract or other transaction between the Corporation and one or more of its directors, members or employees, or between the Corporation and any other corporation or association in which directors of the Corporation are shareholders, members, directors, officers or employees, or in which they are interested, shall be invalid solely because of the fact of such

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interest or the presence of such director or directors at the meeting of the
Board of Directors of the Corporation which acts upon or in reference to such contract or transaction, if the fact of such interest shall be disclosed or known to the Board of Directors and the Board of Directors shall, nevertheless, authorize, approve and ratify such contract or transaction by vote of a majority of the directors presents such interested director or directors to be counted in determining whether or not a quorum is present, hut not to be counted in calculating the majority necessary to carry such a vote, and not to be permitted to vote on such question. This section shall not be construed to invalidate any contract or other transaction which would otherwise he valid under the common and statutory law applicable thereto.

                                   ARTICLE VII
                           REGISTERED OFFICE AND AGENT

         The address of the registered office of the Corporation is 220 South Pine St., P.O. Box 1867, Telluride, Colorado 81435, arid the name of the registered agent of the Corporation at such address is Robert Erie.

         Robert Erie hereby consents to his appointment as the registered agent for Telluride Resort Accommodations, Inc.

                                            /s/ Robert Erie
                                            ------------------------------------
                                            Robert Erie, Registered Agent

                                  ARTICLE VIII
                           ADDRESS OF PRINCIPAL OFFICE

         The address of the principal office of the corporation is 666 West Colorado Ave., P.O. Box 100, Telluride, Colorado 81435.

EXECUTED THIS 31st day of October, 1995 by ALL OF THE STOCKHOLDERS OF TELLURIDE RESORT ACCOMMODATIONS, INC.

/s/ Virginia C. Gordon
----------------------
VIRGINIA C. GORDON, Stockholder
495 W. Dakota, P.O. Box 635
Telluride, CO 81435

/s/ Daniel Shaw
------------------------------------
DANIEL SHAW, Stockholder
415 E. Pandora Ave., P.O. Box 902
Telluride, CO 81435

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/s/ Carolyn S. Shaw
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CAROLYN S. SHAW, Stockholder
415 E. Pandora Ave., P.O. Box 902
Telluride, CO 81435

/s/ Michael E. Gardner
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MICHAEL E. GARDNER, Stockholder
666 W. Colorado, #347, P.O. Box 2639
Telluride, CO 81435

/s/ Park Brady
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PARK BRADY, Stockholder
619 W. Columbia, #D1, P.O. Box 2038
Telluride, CO 81435

/s/ Steven A. Schein
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STEVEN A. SCHEIN, Stockholder
316 N. Willow, P.O. Box 1622
Telluride, CO 81435

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